                                                                    Exhibit 12.1


         STATEMENT RE: RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

                              W. P. CAREY & CO. LLC
   RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (In thousands)


                                                                                                                  NINE MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,                          SEPTEMBER 30,
                                               -------------------------------------------------------------      -----------------
                                                 1996          1997         1998         1999         2000              2001
                                               --------      --------     --------     --------     --------          --------

EARNINGS:

Pre-tax income from continuing operations
(1) ......................................     $ 45,755      $ 40,939     $ 39,504     $ 34,791     $ 32,886          $ 41,596

Adjustment for distributions received
from equity investments (less than) in
excess of equity income ..................         (107)          245          763          775        1,552               643

Minority interest ........................        3,182         2,576        4,662        2,664        1,517               (98)

Interest expense including amortization of
deferred financing costs .................       23,803        20,414       18,947       19,575       27,437            16,514

Interest component of rental expense (2) .          240           197          186          182          116               133

Amortization of capitalized interest .....           --            --           --           15          112                23
                                               --------      --------     --------     --------     --------          --------
        Total ............................       72,873        64,371       64,062       58,002       63,620            58,811
                                               --------      --------     --------     --------     --------          --------

FIXED CHARGES:

Interest expense including amortization of
deferred financing costs .................       23,803        20,414       18,947       19,575       27,437            16,514

Interest component of rental expense (2) .          240           197          186          182          116               133

Capitalized interest .....................           --            --          910        3,808          494               468
                                               --------      --------     --------     --------     --------          --------

         Total ...........................     $ 24,043      $ 20,611     $ 20,043     $ 23,565     $ 28,047          $ 17,115
                                               --------      --------     --------     --------     --------          --------

Ratio of Earnings to Combined Fixed Charges
and Preferred Stock Dividends (3) .........       3.03x         3.12x        3.20x        2.46x        2.27x             3.44x


(1) Items not included in income from continuing operations for the years ended December 31, 1996 and 1998 are extraordinary losses from extinguishment of debt equal to $252 and $621, respectively. Items not included in income from continuing operations for the year ended December 31, 2000 are a one time non-cash writeoff of $38,000 arising from the termination of a management contract related to the merger of Carey Diversified LLC and Carey Management LLC.

(2) The interest component of rental expense represents a reasonable approximation of the interest factor.

(3) The ratio is computed as pre-tax income from continuing operations before minority interest and extraordinary items, adjusted for income and distributions from equity investments, plus fixed charges (interest, interest component of rental expense and interest capitalized during the period) and amortization of capitalized interest, less interest capitalized during the period, the sum of which is divided by fixed charges.